Exhibit 10.1

Name of Executive:     Michael J. Potts

Position:	Chief Risk Officer and Executive Vice President
Fiscal Year 2018 Base Salary:    $260,000

Initial Term:     Effective date through March 31, 2018
Renewal Periods are:    1 Year
Post-Change of Control Renewal Period is:     2 Years

Severance Multiplier is:    1x
Post-Change of Control Severance Multiplier is:    2x

EXECUTIVE EMPLOYMENT AND SEVERANCE AGREEMENT
This Executive Employment and Severance Agreement (“Agreement”) is between the Executive named above (“Executive”), on the one hand, and Orion Energy Systems, Inc. (“Orion” and, together with its subsidiaries, the “Company”), on the other.
WHEREAS, the Executive is employed by Orion in a key employee capacity and the Executive’s services are valuable to the conduct of the business of the Company;
WHEREAS, Orion and Executive desire to specify the terms and conditions on which Executive will continue employment on and after the effective date of this Agreement, and under which Executive will receive severance in the event that Executive separates from service with the Company; and
WHEREAS, Orion and Executive intend that this Agreement shall supersede and replace the current Executive Employment and Severance Agreement, dated as of February 21, 2008, as amended by the Letter Agreement, effective December 1, 2012, between Orion and Executive (the “Prior Agreement”).
NOW, THEREFORE, for good and valuable consideration, the parties agree as follows:
1.Effective Date; Term. This Agreement shall become effective on April 1, 2017 (the “Effective Date”) and continue until the end of the initial term set forth above. Thereafter, the Agreement shall renew automatically for successive renewal periods as set forth above unless and until either party provides written notice to the other party of the intent not to renew the Agreement at least ninety (90) days prior to the end of any term. Notwithstanding the foregoing, if a Change of Control occurs prior to the end of any term, the Agreement shall be automatically extended for the post-Change of Control renewal period set forth above beginning on the date of the Change of Control. Expiration of this Agreement will not affect the rights or obligations of the parties hereunder arising out of, or relating to, circumstances occurring prior to the expiration of this Agreement, which rights and obligations will survive the expiration of this Agreement.
2.    Definitions. For purposes of this Agreement, the following terms shall have the meanings ascribed to them:

4833-5700-8452.5

(a)    “Accrued Benefits” shall mean the following amounts, payable as described herein: (i) all base salary for the time period ending with the Termination Date; (ii) reimbursement for any and all monies advanced in connection with the Executive’s employment for reasonable and necessary expenses incurred by the Executive on behalf of the Company for the time period ending with the Termination Date; (iii) any and all other cash earned through the Termination Date and deferred at the election of the Executive or pursuant to any deferred compensation plan then in effect; and (iv) all other payments and benefits to which the Executive (or in the event of the Executive’s death, the Executive’s surviving spouse or other beneficiary), including those provided pursuant to Exhibit A attached hereto, is entitled on the Termination Date under the terms of any benefit plan of the Company, excluding severance payments under any Company severance policy, practice or agreement in effect on the Termination Date. Payment of Accrued Benefits shall be made promptly in accordance with the Company’s prevailing practice with respect to clauses (i) and (ii) or, with respect to clauses (iii) and (iv), pursuant to the terms of the benefit plan or practice establishing such benefits.
(b)    “Base Salary” shall mean the Executive’s annual base salary with the Company as in effect from time to time.
(c)    “Board” shall mean the board of directors of Orion or a committee of such Board authorized to act on its behalf in certain circumstances, including the Compensation Committee of the Board.
(d)    “Cause” shall mean a good faith finding by the Board that Executive has (i) failed, neglected, or refused to perform the lawful employment duties related to his position or as from time to time assigned to him (other than due to Disability); (ii) committed any willful, intentional, or grossly negligent act having the effect of materially injuring the interest, business, or reputation of the Company; (iii) violated or failed to comply in any material respect with the Company’s published rules, regulations, or policies, as in effect or amended from time to time; (iv) committed an act constituting a felony or misdemeanor involving moral turpitude, fraud, theft, or dishonesty; (v) misappropriated or embezzled any property of the Company (whether or not an act constituting a felony or misdemeanor); or (vi) breached any material provision of this Agreement or any other applicable confidentiality, non-compete, non-solicit, general release, covenant not-to-sue, or other agreement with the Company.
(e)    “Change of Control” shall mean and be limited to any of the following:
(i)    any Person (other than (A) the Company or any of its subsidiaries, (B) a trustee or other fiduciary holding securities under any employee benefit plan of the Company or any of its subsidiaries, (C) an underwriter temporarily holding securities pursuant to an offering of such securities or (D) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock in the Company (“Excluded Persons”)) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates after the Effective Date, pursuant to express authorization by the Board that refers to this exception) representing twenty percent (20%) or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding voting securities; or
(ii)    the following individuals cease for any reason to constitute a majority of the number of directors of the Company then serving: (A) individuals who, on the Effective Date, constituted the Board and (B) any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company, as such terms are used in Rule 14a‑11 of Regulation 14A under the Act) whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the Effective Date, or whose appointment, election or nomination for election was previously so approved (collectively the “Continuing Directors”); provided, however, that individuals who are appointed to the Board pursuant to or in accordance with the terms of an agreement relating to a merger, consolidation, or share exchange involving the Company (or any direct or indirect subsidiary of the Company) shall not be Continuing Directors for purposes of this Agreement until after such individuals are first nominated for election by a vote of at least two-thirds (2/3) of the then Continuing Directors and are thereafter elected as directors by the shareholders of the Company at a meeting of shareholders held following consummation of such merger, consolidation, or share exchange; and, provided further, that in the event the failure of any such persons appointed to the Board to be Continuing Directors results in a Change of Control, the subsequent qualification of such persons as Continuing Directors shall not alter the fact that a Change of Control occurred; or
(iii)    the consummation of a merger, consolidation or share exchange of the Company with any other corporation or the issuance of voting securities of the Company in connection with a merger, consolidation or share exchange of the Company (or any direct or indirect subsidiary of the Company), in each case, which requires approval of the shareholders of the Company, other than (A) a merger, consolidation or share exchange which would result in the voting securities of the Company outstanding immediately prior to such merger, consolidation or share exchange continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger, consolidation or share exchange, or (B) a merger, consolidation or share exchange effected to implement a recapitalization of the Company (or similar transaction) in which no Person (other than an Excluded Person) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates after the Effective Date, pursuant to express authorization by the Board that refers to this exception) representing twenty percent (20%) or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding voting securities; or

(iv)     the consummation of a plan of complete liquidation or dissolution of the Company or a sale or disposition by the Company of all or substantially all of the Company’s assets (in one transaction or a series of related transactions within any period of 24 consecutive months), in each case, which requires approval of the shareholders of the Company, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity at least seventy-five percent (75%) of the combined voting power of the voting securities of which are owned by Persons in substantially the same proportions as their ownership of the Company immediately prior to such sale.
Notwithstanding the foregoing, no “Change of Control” shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to own, directly or indirectly, in the same proportions as their ownership in the Company, an entity that owns all or substantially all of the assets or voting securities of the Company immediately following such transaction or series of transactions.
For purposes of this Section 2(e):

(i)    the term “Person” shall mean any individual, firm, partnership, corporation or other entity, including any successor (by merger or otherwise) of such entity, or a group of any of the foregoing acting in concert;
(ii)    the terms “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations of the Act;
(iii)    the term “Act” means the Securities Exchange Act of 1934, as amended; and
(iv)    a Person shall be deemed to be the “Beneficial Owner” of any securities which:
a)    such Person or any of such Person’s Affiliates or Associates has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person’s Affiliates or Associates until such tendered securities are accepted for purchase;
b)    such Person or any of such Person’s Affiliates or Associates, directly or indirectly, has the right to vote or dispose of or has “beneficial ownership” of (as determined pursuant to Rule l3d-3 of the General Rules and Regulations under the Act), including pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, any security under this clause b) as a result of an agreement, arrangement or understanding to vote such security if the agreement, arrangement or understanding: (A) arises solely from a revocable proxy or consent given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations under the Act and (B) is not also then reportable on a Schedule l3D under the Act (or any comparable or successor report); or
c)     are beneficially owned, directly or indirectly, by any other Person with which such Person or any of such Person’s Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy as described in clause b) above) or disposing of any voting securities of the Company.
(f)    “COBRA” shall mean the provisions of Code Section 4980B.
(g)    “Code” shall mean the Internal Revenue Code of 1986, as amended, as interpreted by rules and regulations issued pursuant thereto, all as amended and in effect from time to time. Any reference to a specific provision of the Code shall be deemed to include reference to any successor provision thereto.
(h)    “Competitive Business Activity” shall mean the design and manufacture of lighting systems and controls for industrial, commercial and agricultural facilities.
(i)    “Disability” shall mean, subject to applicable law, a total and permanent disability consisting of a mental or physical disability which precludes the disabled Executive from performing the material and substantial duties of his employment. Payment of benefits for total disability under a disability insurance policy shall be conclusive as to the existence of total disability, although such payments are not required in order to establish total disability for purposes of this Agreement. The Executive has a “total and permanent disability” if he is precluded by mental or physical disability for 180 days during any twelve (12) month period. For purposes of this Agreement, an Executive shall be deemed totally and permanently disabled at the end of such 180th day. In case of a disagreement as to whether an Executive is totally and permanently disabled and, at the request of any party, the matter shall be submitted to arbitration as provided for herein, and judgment upon the award may be entered in any court having jurisdiction thereof. Any costs of such proceedings (including the reasonable legal fees of the prevailing party) shall be borne by the non-prevailing party to such arbitration.
(j)    “General Release” shall mean a release of all claims that Executive, and anyone who may succeed to any claims of Executive, has or may have against Orion, its board of directors, any of its subsidiaries or affiliates, or any of their employees, directors, officers, employees, agents, plan sponsors, administrators, successors (including the Successor), fiduciaries, or attorneys, including but not limited to claims arising out of Executive’s employment with, and termination of employment from, the Company, but excluding claims for (i) severance payments and benefits due pursuant to this Agreement and (ii) any salary, bonus, equity, accrued vacation, expense reimbursement and other ordinary payments or benefits earned or otherwise due with respect to the period prior to the date of any Separation from Service. The General Release shall be in a form that is reasonably acceptable to the Company or the Board.
(k)    “Good Reason” shall mean the occurrence of any of the following without the consent of Executive: (i) a material diminution in the Executive’s Base Salary; (ii) a material diminution in the Executive’s authority, duties or responsibilities; (iii) a material change in the geographic location at which the Executive must perform services; (iv) a material breach by Orion of any provisions of this Agreement or any option agreement with the Company to which the Executive is a party; or (v) the Company’s employment of Neal R. Verfuerth as a senior executive officer of the Company.
(l)    “Separation from Service” or “Separated from Service” shall mean Executive’s termination of employment from Orion and each entity that is required to be included in Orion’s controlled group of corporations within the meaning of Code Section 414(b), or that is under common control with Orion within the meaning of Code Section 414(c); provided that the phrase “at least 50 percent” shall be used in place of the phrase “at least 80 percent” each place it appears therein or in the regulations thereunder (collectively, “409A affiliates”). Notwithstanding the foregoing:
(i)    If Executive takes a leave of absence for purposes of military leave, sick leave or other bona fide leave of absence, Executive will not be deemed to have incurred a Separation from Service for the first six (6) months of the leave of absence, or if longer, for so long as Executive’s right to reemployment is provided either by statute or by contract.
(ii)    Subject to paragraph (i), Executive shall incur a Separation from Service when the level of bona fide services provided by Executive to Orion and its 409A affiliates permanently decreases to a level of twenty percent (20%) or less of the level of services rendered by Executive, on average, during the immediately preceding 12 months of employment.
(iii)    If, following Executive’s termination of employment, Executive continues to provide services to the Company or a 409A Affiliate in a capacity other than as an employee, Executive will not be deemed to have Separated from Service as long as Executive is providing bona fide services at a rate that is greater than twenty percent (20%) of the level of services rendered by Executive, on average, during the immediately preceding 12 months of service.
(m)    “Severance Payment” shall mean the Executive’s Base Salary at the time of the Termination Date plus the average of the annual bonuses earned by the Executive with respect to each of the three completed fiscal years of the Company preceding the year in which the Termination Date occurs (or such lesser number of fiscal years for which the Executive was employed by the Company, with any partial year’s bonus being annualized with respect to such fiscal year) multiplied by the severance multiplier set forth above; provided that if Executive’s Termination Date occurs on or following a Change of Control, the multiplier described above shall be increased to the post-Change of Control severance multiplier set forth above and any reduction in Executive’s Base Salary since the date of the Change of Control shall be ignored.

(n)    “Successor” shall mean the person to which this Agreement is assigned upon a Sale of Business within the meaning of Section 10.
(o)    “Termination Date” shall mean the date of the Executive’s termination of employment from the Company, as further described in Section 4.
3.    Employment of Executive
(a)    Position.
(i)    Executive shall serve in the position set forth above in a full-time capacity. In such position, Executive shall have such duties and authority as is customarily associated with such position and shall have such other titles and duties, consistent with Executive’s position, as may be assigned from time to time by the Board.
(ii)    Executive will devote Executive’s full business time and best efforts to the performance of Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the rendition of such services either directly or indirectly, without the prior written consent of the Board; provided that nothing herein shall preclude Executive, subject to the prior approval of the Board, from accepting appointment to or continue to serve on any board of directors or trustees of any business organization or any charitable organization; further provided in each case, and in the aggregate, that such activities do not conflict or interfere with the performance of Executive’s duties hereunder or conflict with Section 7.
(b)    Base Salary. Orion shall pay Executive a Base Salary at the annual rate set forth above for Fiscal Year 2018, payable in regular installments in accordance with the Company’s usual payroll practices. Executive shall be entitled to such increases in Executive’s base salary, if any, as may be determined from time to time by the Board.
(c)    Bonus Incentives. Executive shall be entitled to participate in such annual and/or long-term cash and equity incentive plans and programs of Orion as are generally provided to the senior executives of Orion. The Executive may further be entitled to participate in project-based bonus programs established by the Board, with Executive receiving bonus payment(s) for the successful completion of designated projects that are identified by the Board from time to time. On and after a Change of Control, to assure that Executive will have an opportunity to earn incentive compensation, the Executive shall be included in a bonus plan of the Employer which shall satisfy the standards described below (such plan, the “Bonus Plan”). Bonuses under the Bonus Plan shall be payable with respect to achieving such financial, project-based or other goals reasonably related to the business of the Company as the Company shall establish (the “Goals”), all of which Goals shall be attainable, prior to the end of the post-Change of Control renewal period (as set forth above), with approximately the same degree of probability as the most attainable goals under the Company’s bonus plan or plans, including project-based plans, as in effect at any time during the 180-day period immediately prior to the Change of Control (whether one or more, the “Company Bonus Plan”) and in view of the Company’s existing and projected financial and business circumstances applicable at the time. The amount of the bonus (the “Bonus

Amount”) that Executive is eligible to earn under the Bonus Plan shall be no less than 100% of the Executive’s target award provided in such Company Bonus Plan (such bonus amount herein referred to as the “Targeted Bonus”), and in the event the Goals are not achieved such that the entire Targeted Bonus is not payable, the Bonus Plan shall provide for a payment of a Bonus Amount equal to a portion of the Targeted Bonus reasonably related to that portion of the Goals which were achieved. Payment of the Bonus Amount shall not be affected by any circumstance occurring subsequent to the end of the post-Change of Control renewal period, including termination of Executive’s employment.
(d)    Employee Benefits. Executive shall be entitled to participate in the Company’s employee benefit plans (other than annual and/or long-term incentive programs, which are addressed in subsection (c)) as in effect from time to time on the same basis as those benefits are generally made available to other senior executives of Orion. On and after a Change of Control, Executive shall be included: (i) to the extent eligible thereunder (which eligibility shall not be conditioned on Executive’s salary grade or on any other requirement which excludes persons of comparable status to the Executive unless such exclusion was in effect for such plan or an equivalent plan immediately prior to the Change in Control of the Company), in any and all plans providing benefits for the Company’s salaried employees in general (including but not limited to group life insurance, hospitalization, medical, dental, and long-term disability plans) and (ii) in plans provided to executives of the Company of comparable status and position to Executive (including but not limited to deferred compensation, split-dollar life insurance, supplemental retirement, stock option, stock appreciation, stock bonus, cash bonus and similar or comparable plans); provided, that, in no event shall the aggregate level of benefits under the plans described in clause (i) and the plans described in clause (ii), respectively, in which Executive is included be less than the aggregate level of benefits under plans of the Company of the type referred to in such clause, respectively, in which Executive was participating immediately prior to the Change in Control.
(e)    Business Expenses. The reasonable business expenses incurred by Executive in the performance of Executive’s duties hereunder shall be reimbursed by the Company in accordance with Company policies.
(f)    Other Perquisites. Executive shall be entitled to receive the other benefits and perquisites set forth in Exhibit A.
4.    Termination of Employment. Executive’s employment with the Company will terminate during the term of the Agreement, and this Agreement will terminate on the date of such termination, as follows:
(a)    Executive’s employment will terminate upon Executive’s death.
(b)    If Executive is Disabled, and if within thirty (30) days after Orion notifies the Executive in writing that it intends to terminate the Executive’s employment, the Executive shall not have returned to the performance of the Executive’s duties hereunder on a full-time basis, Orion may terminate the Executive’s employment, effective immediately following the end of such thirty-day period.

(c)    Orion may terminate Executive’s employment with or without Cause (other than as a result of Disability which is governed by subsection (b)) by providing written notice to Executive that indicates in reasonable detail the facts and circumstances alleged to provide a basis for such termination. If the termination is without Cause, Executive’s employment will terminate on the date specified in the written notice of termination. If the termination is for Cause, the Executive shall have thirty (30) days from the date the written notice is provided, or such longer period as Orion may determine to be appropriate, to cure any conduct or act, if curable, alleged to provide grounds for termination of Executive’s employment for Cause. If the alleged conduct or act constituting Cause is not curable, Executive’s employment will terminate on the date specified in the written notice of termination. If the alleged conduct or act constituting Cause is curable but Executive does not cure such conduct or act within the specified time period, Executive’s employment will terminate on the date immediately following the end of the cure period. Notwithstanding the foregoing, a determination of Cause shall only be made in good faith by the Board, and after a Change of Control, by the Board of Directors of the Successor, which may terminate Executive for Cause only after providing Executive (i) written notice as set forth above, (ii) the opportunity to appear before such board and provide rebuttal to such proposed termination, and (iii) written notice following such appearance confirming such termination and certifying that the decision to terminate Executive for Cause was approved in good faith by at least sixty-six percent (66%) of the members of such board, excluding Executive. Unless otherwise directed by Orion, from and after the date of the written notice of proposed termination, Executive shall be relieved of his duties and responsibilities and shall be considered to be on a paid leave of absence pending any final action by the Board or the Board of Directors of the Successor confirming such proposed termination.
(d)    Executive may terminate his employment for or without Good Reason by providing written notice of termination to Orion that indicates in reasonable detail the facts and circumstances alleged to provide a basis for such termination. If Executive is alleging a termination for Good Reason, Executive must provide written notice to Orion of the existence of the condition constituting Good Reason within ninety (90) days of the initial existence of such condition, and Orion must have a period of at least thirty (30) days following receipt of such notice to cure such condition. If such condition is not cured by Orion within such thirty-day period, Executive’s termination of employment from the Company shall be effective on the date immediately following the end of such cure period.
5.    Payments upon Termination.
(a)    Entitlement to Severance. Subject to the other terms and conditions of this Agreement, Executive shall be entitled to the Accrued Benefits, and to the severance benefits described in subsection (c), in either of the following circumstances while this Agreement is in effect:
(i)    Executive’s employment is terminated by Orion without Cause, except in the case of death or Disability; or
(ii)    Executive terminates his employment with the Company for Good Reason.

If Executive dies after receiving a notice by Orion that Executive is being terminated without Cause, or after providing notice of termination for Good Reason, the Executive’s estate, heirs and beneficiaries shall be entitled to the Accrued Benefits and the severance benefits described in subsection (c) at the same time such amounts would have been paid or benefits provided to Executive had he lived.

(b)    General Release Requirement. As an additional prerequisite for receipt of the severance benefits described in subsection (c), Executive must execute, deliver to Orion, and not revoke (to the extent Executive is allowed to do so) a General Release.
(c)    Severance Benefits; Timing and Form of Payment. Subject to the limitations imposed by Section 6, if Executive is entitled to severance benefits, then:
(i)    Company shall pay Executive the Severance Payment in a lump sum within ten (10) days following the Executive’s Separation from Service, or if later, the date on which the General Release is no longer revocable, or if later, the date on which the amount payable under Section 6 is determined, but in no event may be payment be made more than 2½ months after the year in which Executive’s Separation from Service occurs;
(ii)    At the same time that the Severance Payment is made, Company shall pay Executive a lump sum amount equal to the Executive’s annual target cash bonus opportunity (if any) as established by the Board or the Compensation Committee of the Board for the fiscal year in which the Separation from Service occurs, multiplied by a fraction, the numerator of which is the number of days that have elapsed during the annual performance period to the date of the Executive’s Separation from Service and the denominator of which is 365; and
(iii)    Executive shall be entitled to pay premiums for COBRA continuation coverage for the length of such coverage at the same rate as is being charged to active employees for similar coverage.
All payments shall be subject to payroll taxes and other withholdings in accordance with the Company’s (or the applicable employer of record’s) standard payroll practices and applicable law.

(d)    Other Termination of Employment. If Executive’s employment terminates for any reason other than those described in subsection (a), the Executive (or the Executive’s estate in the event of his death), shall be entitled to receive only the Accrued Benefits. Executive must be terminated for Cause pursuant to and in accordance with Section 4(c) of this Agreement in order for the consequences of such a Cause termination to apply to Executive under any stock option or similar equity award agreement with the Company to which Executive is then a party. The Company’s obligations under this Section 5 shall survive the termination of this Agreement.
6.    Limitations on Severance Payments and Benefits. Notwithstanding any other provision of this Agreement, if any portion of the Severance Payment or any other payment under this Agreement, or under any other agreement with or plan of the Company (in the aggregate “Total Payments”), would constitute an “excess parachute payment,” then the Total Payments to be made to Executive shall be reduced such that the value of the aggregate Total Payments that Executive is entitled to receive shall be One Dollar ($1) less than the maximum amount which Executive may receive without becoming subject to the tax imposed by Code Section 4999 or which the Company may pay without loss of deduction under Code Section 280G(a); provided that the foregoing reduction in the amount of Total Payments shall not apply if the After-Tax Value to Executive of the Total Payments prior to reduction in accordance herewith is greater than the After-Tax Value to Executive if Total Payments are reduced in accordance herewith. For purposes of this Agreement, the terms “excess parachute payment” and “parachute payments” shall have the meanings assigned to them in Code Section 280G, and such “parachute payments” shall be valued as provided therein. Present value for purposes of this Agreement shall be calculated in accordance with Code Section 1274(b)(2). Within twenty (20) business days following delivery of the notice of termination or notice by Orion to Executive of its belief that there is a payment or benefit due Executive that will result in an excess parachute payment as defined in Code Section 280G, Executive and Orion, at Orion’s expense, shall obtain the opinion (which need not be unqualified) of nationally recognized tax counsel selected by Orion’s independent auditors and acceptable to Executive in Executive’s sole discretion, which opinion sets forth: (A) the amount of the Base Period Income, (B) the amount and present value of Total Payments, (C) the amount and present value of any excess parachute payments without regard to the limitations of this Section 6, (D) the After-Tax Value of the Total Payments if the reduction in Total Payments contemplated under this Section 6 did not apply, and (E) the After-Tax Value of the Total Payments taking into account the reduction in Total Payments contemplated under this Section 6. As used in this Section 6, the term “Base Period Income” means an amount equal to Executive’s “annualized includible compensation for the base period” as defined in Code Section 280G(d)(1). For purposes of such opinion, the value of any noncash benefits or any deferred payment or benefit shall be determined by Orion’s independent auditors in accordance with the principles of Code Sections 280G(d)(3) and (4), which determination shall be evidenced in a certificate of such auditors addressed to Orion and Executive. For purposes of determining the After-Tax Value of Total Payments, Executive shall be deemed to pay federal income taxes and employment taxes at the highest marginal rate of federal income and employment taxation in the calendar year in which the Termination Payment is to be made and state and local income taxes at the highest marginal rates of taxation in the state and locality of Executive’s domicile for income tax purposes on the date the Termination Payment is to be made, net of the maximum reduction in federal income taxes that may be obtained from deduction of such state and local taxes. Such opinion shall be dated as of the Termination Date and addressed to Orion and Executive and shall be binding upon the Company and Executive. If such opinion determines that there would be an excess parachute payment and that the After-Tax Value of the Total Payments taking into account the reduction contemplated under this Section is greater than the After-Tax Value of the Total Payments if the reduction in Total Payments contemplated under this Section did not apply, then the Termination Payment hereunder or any other payment determined by such counsel to be includible in Total Payments shall be reduced or eliminated as specified by Executive in writing delivered to Orion within five (5) business days of Executive’s receipt of such opinion or, if Executive fails to so notify Orion, then as Orion shall reasonably determine, so that under the bases of calculations set forth in such opinion there will be no excess parachute payment. If such legal counsel so requests in connection with the opinion required by this Section, Executive and Orion shall obtain, at Orion’s expense, and the legal counsel may rely on in providing the opinion, the advice of a firm of recognized executive compensation consultants as to the reasonableness of any item of compensation to be received by Executive. Notwithstanding the foregoing, the provisions of this Section 6, including the calculations, notices and opinions provided for herein, shall be based upon the conclusive presumption that the following are reasonable: (1) the compensation and benefits provided for in Section 3 and (2) any other compensation, including but not limited to the Accrued Benefits, earned prior to the date of Executive’s Separation from Service by the Executive pursuant to the Company’s compensation programs if such payments would have been made in the future in any event, even though the timing of such payment is triggered by the Change in Control or the Executive’s Separation from Service. If the provisions of Code Sections 280G and 4999 are repealed without succession, then this Section 6 shall be of no further force or effect.
7.    Covenants by Executive.
(a)    Confidentiality and Non-Disclosure. During Executive’s employment with the Company and for a period of two years following Executive’s Separation from Service, he agrees that he will not, except in furtherance of the business of the Company, disclose, furnish, or make available to any person or use for the benefit of himself or any other person any confidential or proprietary information or data of the Company including, but not limited to, trade secrets, customer and supplier lists, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, business acquisition or disposition plans, new personnel employment plans, methods of manufacture, technical process, and formulae, designs and design projects, inventions and research projects and financial budgets and forecasts except (i) information which at the time is available to others in the business or generally known to the public other than as a result of disclosure by Executive not permitted hereunder, and (ii) when required to do so by a court of competent jurisdiction, by any governmental agency or by any administrative, legislative or regulatory body; provided that in this instance Executive shall make reasonable efforts to inform the Company of any such request prior to any disclosure so as to permit the Company a meaningful opportunity to seek a protective order or similar adjudication. Upon termination of his employment with the Company, Executive will immediately return to the Company all written or electronically stored confidential or proprietary information in whatever format it is contained.
(b)    Non-Competition/Non-Solicitation.
(i)    During Executive’s employment with the Company and for a period of two years following Executive’s Separation from Service, Executive agrees not to directly or indirectly engage, or assist any business or entity, in Competitive Business Activity in any capacity, including without limitation as an employee, officer, or director of, or consultant or advisor to, any person or entity engaged directly or indirectly in a business which engages in Competitive Business Activity, in North America or anywhere that Orion or its Successor does business at the time of Executive’s termination of employment, without the written consent of the Board.
(ii)    During Executive’s employment with the Company and for a period of two (2) years following Executive’s Separation from Service, Executive agrees not to, in any form or manner, directly or indirectly, on his own behalf or in combination with others (1) solicit, induce or influence any customer, supplier, lender, lessor or any other person with a business relationship with the Company to discontinue or reduce the extent of such business relationship, or (2) recruit, solicit or otherwise induce or influence any employee of the Company to discontinue their employment with the Company.

(c)    Disclosure and Assignment to the Company of Inventions and Innovations.
(i)    Executive agrees to disclose and assign to the Company as the Company’s exclusive property, all inventions and technical or business innovations, including but not limited to all patentable and copyrightable subject matter (collectively, the “Innovations”) developed, authored or conceived by Executive solely or jointly with others during the period of Executive’s employment, including during Executive’s employment prior to the date of this Agreement, (1) that are along the lines of the business, work or investigations of the Company to which Executive’s employment relates or as to which Executive may receive information due to Executive’s employment with the Company, or (2) that result from or are suggested by any work which Executive may do for the Company or (3) that are otherwise made through the use of Company time, facilities or materials. To the extent any of the Innovations is copyrightable, each such Innovation shall be considered a “work for hire.”
(ii)    Executive agrees to execute all necessary papers and otherwise provide proper assistance (at the Company’s expense), during and subsequent to Executive’s employment, to enable the Company to obtain for itself or its nominees, all right, title, and interest in and to patents, copyrights, trademarks or other legal protection for such Innovations in any and all countries.
(iii)    Executive agrees to make and maintain for the Company adequate and current written records of all such Innovations;
(iv)    Upon any termination of Executive’s employment, employee agrees to deliver to the Company promptly all items which belong to the Company or which by their nature are for the use of Company employees only, including, without limitation, all written and other materials which are of a secret or confidential nature relating to the business of the Company.
(v)    In the event Company is unable for any reason whatsoever to secure Executive’s signature to any lawful and necessary documents required, including those necessary for the assignment of, application for, or prosecution of any United States or foreign application for letters patent or copyright for any Innovation, Executive hereby irrevocably designates and appoints Company and its duly authorized officers and agents as Executive’s agent and attorney-in-fact, to act for and in Executive’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the assignment, prosecution, and issuance of letters patent or registration of copyright thereon with the same legal force and effect as if executed by Executive. Executive hereby waives and quitclaims to Company any and all claims, of any nature whatsoever, which Executive may now have or may hereafter have for infringement of any patent or copyright resulting from any such application.
(d)    Remedies Not Exclusive. In the event that Executive breaches any terms of this Section 7, Executive acknowledges and agrees that said breach may result in the immediate and irreparable harm to the business and goodwill of the Company and that damages, if any, and remedies of law for such breach may be inadequate and indeterminable. The Company, upon Executive’s breach of this Section 7, shall therefore be entitled (in addition to and without limiting any other remedies that the Company may seek under this Agreement or otherwise at law or in equity) to (1) seek from any court of competent jurisdiction equitable relief by way of temporary or permanent injunction and without being required to post a bond, to restrain any violation of this Section 7, and for such further relief as the court may deem just or proper in law or equity, and (2) in the event that the Company shall prevail, its reasonable attorneys fees and costs and other expenses in enforcing its rights under this Section 7.
(e)    Severability of Provisions. If any restriction, limitation, or provision of this Section 7 is deemed to be unreasonable, onerous, or unduly restrictive by a court of competent jurisdiction, it shall not be stricken in its entirety and held totally void and unenforceable, but shall remain effective to the maximum extent possible within the bounds of the law. If any phrase, clause or provision of this Section 7 is declared invalid or unenforceable by a court of competent jurisdiction, such phrase, clause, or provision shall be deemed severed from this Section 7, but will not affect any other provision of this Section 7, which shall otherwise remain in full force and effect. The provisions of this Section 7 are each declared to be separate and distinct covenants by Executive.
8.    Notice. Any notice, request, demand or other communication required or permitted herein will be deemed to be properly given when personally served in writing or when deposited in the United States mail, postage prepaid, addressed to Executive at the address appearing at the end of this Agreement and to the Company with attention to the Chief Executive Officer of Orion and the Corporate Secretary. Either party may change its address by written notice in accordance with this paragraph.
9.    Set Off; Mitigation. The Company’s obligation to pay Executive the amounts and to provide the benefits hereunder shall be subject to set-off, counterclaim or recoupment of amounts owed by Executive to the Company. However, Executive shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment or otherwise.
10.    Benefit of Agreement. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective executors, administrators, successors and assigns. If Orion experiences a Change of Control, or otherwise sells, assigns or transfers all or substantially all of its business and assets to any person or if Orion merges into or consolidates or otherwise combines (where Orion does not survive such combination) with any person (any such event, a “Sale of Business”), then Orion shall assign all of its right, title and interest in this Agreement as of the date of such event to such person, and Orion shall cause such person, by written agreement in form and substance reasonably satisfactory to Executive, to expressly assume and agree to perform from and after the date of such assignment all of the terms, conditions and provisions imposed by this Agreement upon the Company. Failure of Orion to obtain such agreement prior to the effective date of such Sale of Business shall be a breach of this Agreement constituting “Good Reason” hereunder, except that for purposes of implementing the foregoing the date upon which such Sale of Business becomes effective shall be the Termination Date. In case of such assignment by Orion and of assumption and agreement by such person, as used in this Agreement, “Orion” shall thereafter mean the person which executes and delivers the agreement provided for in this Section 10 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law, and this Agreement shall inure to the benefit of, and be enforceable by, such person. Executive shall, in his discretion, be entitled to proceed against any or all of such persons, any person which theretofore was such a successor to Orion, and Orion (as so defined) in any action to enforce any rights of Executive hereunder. Except as provided in this Section 10, this Agreement shall not be assignable by Orion. This Agreement shall not be terminated by the voluntary or involuntary dissolution of Orion.
11.    Arbitration. Any controversy or claim arising out of or relating to this Agreement or the breach of this Agreement that cannot be mutually resolved by the Executive and the Company, including any dispute as to the calculation of the Executive’s Benefits, Base Salary, Bonus Amount or any Severance Payment hereunder, shall be submitted to arbitration in Milwaukee, Wisconsin, in accordance with the procedures of the American Arbitration Association. The determination of the arbitrator shall be conclusive and binding on the Company and the Executive, and judgment may be entered on the arbitrator’s award in any court having jurisdiction.
12.    Applicable Law and Jurisdiction. This Agreement is to be governed by and construed under the laws of the United States and of the State of Wisconsin without resort to Wisconsin’s choice of law rules. Each party hereby agrees that the forum and venue for any legal or equitable action or proceeding arising out of, or in connection with, this Agreement will lie in the appropriate federal or state courts in the State of Wisconsin and specifically waives any and all objections to such jurisdiction and venue.
13.    Captions and Paragraph Headings. Captions and paragraph headings used herein are for convenience only and are not a part of this Agreement and will not be used in construing it.
14.    Invalid Provisions. Subject to Section 7(e), should any provision of this Agreement for any reason be declared invalid, void, or unenforceable by a court of competent jurisdiction, the validity and binding effect of any remaining portion will not be affected, and the remaining portions of this Agreement will remain in full force and effect as if this Agreement had been executed with said provision eliminated.
15.    No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.
16.    Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the subject matter of this Agreement except where other agreements are specifically noted, adopted, or incorporated by reference. This Agreement supersedes the Prior Agreement and any and all other agreements (including with respect to the definition of Cause and the process for Cause termination, any stock option or similar equity award agreements with the Company to which Executive may now or hereafter be a party), either oral or in writing, between the parties hereto with respect to the employment of Executive by Company, and all such agreements shall be void and of no effect. In connection with the execution and effectiveness of this Agreement, the Executive hereby waives all rights under the terms of the Prior Agreement and any and all other agreements, whether in oral and writing, with respect to the employment of Executive by Company. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement will be valid or binding.
17.    Modification. This Agreement may not be modified or amended by oral agreement, but only by an agreement in writing signed by Orion and Executive.
18.    Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

EXECUTIVE

/s/ Michael J. Potts
Michael J. Potts

Address

ORION ENERGY SYSTEMS, INC.

By:    /s/ John H. Scribante

Name:    John H. Scribante

Title:    Chief Executive Officer

EXHIBIT A

Executive:        Michael J. Potts

Benefits and Perquisites*

* Note: The listed benefits and perquisites are in addition to those generally made available to all other senior executives of Orion under the Company’s employee benefit plans (other than annual and long-term cash and equity incentive plans, which are addressed in Section 3(c) of the Agreement) as in effect from time to time. Executive is entitled to participate in such benefit plans on the same basis as those benefits are generally made available to other senior executives of Orion. Currently, such company-wide benefits include: (i) 401(k) Plan; (ii) group short term disability insurance; and (iii) group health and prescription drug insurance.

Benefit                            Amount

1.	Automobile Allowance $1,000/month

2.	Life Insurance $1,000,000 (face value)

3.
The Company will continue to provide the Executive with limited family health insurance plan coverage, or equivalent, after his departure from the Company and pay the employer portion until Executive is eligible for Medicare coverage.